EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STATE INVESTORS BANCORP, INC.
ANNOUNCES SECOND SHARE REPURCHASE PROGRAM

Metairie, Louisiana – November 7, 2012 – State Investors Bancorp, Inc. (the “Company”) (NASDAQ: SIBC), the holding company of State-Investors Bank, today announced that its Board of Directors approved the Company's second share repurchase program following the completion of the Company’s first share repurchase program announced in July 2012.  The second repurchase program provides for the repurchase of approximately 5.0% of the Company’s outstanding shares, or 140,000 shares of common stock.  The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors.  As of the date hereof, the Company has completed its first share repurchase program covering a total of 145,475 shares at a weighted average price per share of $13.44.

Anthony S. Sciortino, President and Chief Executive Officer, stated "We are pleased to announce the completion of our first share repurchase program and the commencement of our second program, which reflects our continuing commitment to manage our capital prudently and in a manner which should enhance shareholder value."

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area. Additional information is available at www.stateinvestors.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” We undertake no obligation to update any forward-looking statements.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400